Exhibit 99.2

FOR IMMEDIATE RELEASE	GREENHUNTER ENERGY, INC.
ROBERT ZAHRADNIK APPOINTED TO
GREENHUNTER ENERGY BOARD OF DIRECTORS
GRAPEVINE, TEXAS, December 13, 2007 — GreenHunter Energy, Inc. announced today the appointment of Mr. Robert Zahradnik as an independent director of the Company.
Bob Zahradnik is the Operating Director of the Southern Ute Growth Fund. He has been employed by the Southern Ute Indian Tribe since 1988. Red Willow is the Tribe’s Exploration and Production Company. He wrote the business plan for and was the first employee of Red Willow Production Company. He was President of Red Willow from 1992 until 2000. During Mr. Zahradnik’s tenure, Red Willow reserves increased from zero to approximately 500 billion cubic feet of natural gas. Red Willow currently produces approximately 140 million cubic feet (net) of natural gas per day. As Operating Director, Mr. Zahradnik still functions as CEO of Red Willow.
From 1989 through 2000, Mr. Zahradnik was also the Southern Ute Indian Tribe’s Manager of Exploration and Production, a division of the Tribe’s Department of Energy. In that capacity he was responsible for all of the Tribe’s major energy transactions (totaling more than $1 Billion U.S.). These transactions included property acquisitions, capital expansion projects, large financial transactions, establishment of joint ventures, and large scale field operations. These successful transactions resulted in the Tribe’s current multi-billion investment portfolio, which led to the Tribes AAA credit rating from the credit rating agencies of Fitch and Standard and Poor’s.
Since 1994 Mr. Zahradnik has served as a member of the Management Committee of Red Cedar Gathering Company. Red Cedar is a joint venture that gathers, treats and compresses over 700 million cubic feet of coalbed methane gas per day. The Tribe owns 51% of the joint venture. Red Cedar’s volumes have increased 500% since the joint venture was formed in 1994. Mr. Zahradnik is currently chairman of the Red Cedar Management Committee.
Mr. Zahradnik currently is Chairman of the board of Panther Energy, a private Tulsa based exploration and production startup specializing in mid-continent unconventional horizontal drilling plays.

Mr. Zahradnik earned a bachelor’s degree in Mechanical Engineering from Penn State in 1977.
Commenting on the election of Mr. Zahradnik to the Board of Directors of GreenHunter Energy, Mr. Gary C. Evans, Chairman and CEO stated, “The Southern Ute Growth Fund has recently made a significant investment of capital into GreenHunter Energy, currently owning approximately 6% of our outstanding securities. We believe Bob Zahradnik will be a valuable addition to our Board of Directors. He has already begun introducing us to new renewable opportunities associated with other American Indian Nations due to the substantial respect and influence that the Southern Ute Indian Tribe has developed over the years.”
GreenHunter Energy is focused on the renewable energy sectors of wind, solar, biofuels, and biomass power plants. Our assets consist of leases of real property for future development of wind energy projects located in Montana, New Mexico and California, a former waste oil and chemical refinery currently being converted to the nation’s largest biodiesel refinery located in Houston, Texas, and a biomass power plant located in El Centro, California. Headquartered in Grapevine, Texas, GreenHunter Energy was formed to be the first publicly traded renewable energy company that provides to investors a portfolio of diversified assets in the alternative energy sector.
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For Further Information Contact:
GreenHunter Energy, Inc.
Gary C. Evans
3129 Bass Pro Drive
Grapevine, TX 76051
Tel: (972) 410-1044
gevans@greenhunterenergy.com